UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                     Filed pursuant to Section 16(a) of the
                 Securities Exchange Act of 1934, Section 17(a)
                  of the Public Utility Holding Company Act of
           1935 or Section 30(h) of the Investment Company Act of 1940

                            (Print or Type Responses)

1. Name and Address of Reporting Person*

         Berry, David A.
         (Last) (First) (Middle)

         6809 Corporate Drive
         (Street)

         Indianapolis, Indiana 46278
         (City) (State) (Zip)

2. Date of Event Requiring Statement (Month/Day/Year)

         November 1, 2002

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

4. Issuer Name and Ticker or Trading Symbol

         Fortune Diversified Industries, Inc. (FDVI)

5. Relationship of Reporting Person(s) to Issuer
(Check all applicable)

         [X] Director                   [ ] 10% Owner
         [ ] Officer (give title below) [ ] Other (specify below)


6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)

         [X]  Form filed by One Reporting Person
         [ ]  Form filed by More than One Reporting Person

=========================================================================================================================
                                     Table I -- Non-Derivative Securities Beneficially Owned
=========================================================================================================================

                                                           3. Ownership Form:
                             2. Amount of Securities          Direct (D) or
1. Title of Security            Beneficially Owned            Indirect (I)           4. Nature of Indirect Beneficial
   (Instr. 4)                   (Instr. 4)                    (Instr. 5)                Ownership (Instr.5)
-------------------------------------------------------------------------------------------------------------------------
Common Stock                 200,000 shares                D                         N/A
-------------------------------------------------------------------------------------------------------------------------
=========================================================================================================================

Explanation of Responses:


  Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
5(b)(v).

                            (Print or Type Responses)

====================================================================================================================================
                                    Table II -- Derivative Securities Beneficially Owned
                                (e.g., puts, calls, warrants, options, convertible securities)
====================================================================================================================================
                                                                                                      5. Owner-
                                                  3. Title and Amount of Securities                      ship
                                                     Underlying Derivative Security                      Form of
                         2. Date Exercisable         (Instr. 4)                                          Derivative
                            and Expiration Date   ---------------------------------   4. Conver-         Security:
                            (Month/Day/Year)                            Amount           sion or         Direct       6. Nature of
                         ----------------------                         or               Exercise        (D) or          Indirect
1. Title of Derivative   Date         Expira-                           Number           Price of        Indirect        Beneficial
   Security              Exer-        tion                              of               Derivative      (I)             Ownership
   (Instr. 4)            cisable      Date        Title                 Shares           Security        (Instr.5)       (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
None
------------------------------------------------------------------------------------------------------------------------------------
====================================================================================================================================

Explanation of Responses:


                                   /s/ David A. Berry               11/07/2002
                                   -------------------------------- ----------
                                   **Signature of Reporting Person     Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.